COLLATERAL AGENT AGREEMENT

This Collateral Agent Agreement (this “Agreement”) is made as of the 27th day of January, 2012, by and among David A. Loppert, as the collateral agent (the “Collateral Agent”), and the secured noteholders of rVue Holdings, Inc., a Nevada corporation (the “Company”), identified on Schedule A hereto (the “Noteholders”).

RECITALS

WHEREAS, the Noteholders have purchased secured convertible promissory notes from the Company (the “Notes”) in connection with the Company’s offering of up to One Million Two Hundred Seventy Five Thousand Dollars ($1,275,000) in secured convertible promissory notes dated as of the date hereof by and among the Company and the Noteholders (the “Purchase Agreement”);

WHEREAS, as a condition to the purchase of the Notes and as security for the performance by the Company of its obligations under the Notes, the Company, the Collateral Agent and the Noteholders have entered into a Security Agreement dated as of the date hereof (the “Security Agreement”) whereby the Company agreed to grant a security interest in the Collateral (as defined in the Security Agreement) in favor of the Noteholders; and

WHEREAS, in order to provide for the orderly administration of such Collateral, the Noteholders have appointed the Collateral Agent to act on the Noteholders’ behalf with respect to the Collateral, and the Collateral Agent has agreed to accept such appointment, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Appointment of the Collateral Agent. The Noteholders hereby appoint the Collateral Agent (and the Collateral Agent hereby accepts such appointment) to take any action including, without limitation, the registration of any Collateral in the name of the Collateral Agent or its nominees upon and during the continuance of an Event of Default (as defined in the Security Agreement), the exercise of voting rights, if any, upon the occurrence and during the continuance of an Event of Default, the application of any cash Collateral received by the Collateral Agent to the payment of the Obligations, the making of any demand under the Security Agreement, the exercise of any remedies given to the Collateral Agent pursuant to the Security Agreement and the exercise of any authority pursuant to the appointment of the Collateral Agent as an attorney-in-fact of the Company pursuant to the Security Agreement that the Collateral Agent deems necessary or proper for the administration of the Collateral. Upon disposition of the Collateral in accordance with the Security Agreement, the Collateral Agent shall promptly distribute any cash or Collateral in accordance with the Security Agreement. The Collateral Agent will not be required to act hereunder in connection with the Notes, other than as specified in this Agreement and the Security Agreement.

2. Collateral. The Collateral Agent hereby acknowledges that any Collateral held by the Collateral Agent is held for the benefit of the Noteholders in accordance with this Agreement and the Security Agreement. The Collateral Agent is to distribute any proceeds received from the Collateral, which are distributable to the Noteholders in proportion to their respective interests in the Obligations as defined in the Security Agreement, in accordance with the Security Agreement.

3. Action by the Majority in Interest.

(a) Certain Actions. Each of the Noteholders hereby covenants and agrees that only a “Majority in Interest” (as hereinafter defined) shall have the right, but not the obligation, to undertake the following actions (it being expressly understood that less than a Majority in Interest hereby expressly waive the following rights that they may otherwise have under the Notes or the Security Agreement):

(i) Acceleration. If an Event of Default occurs, after the applicable cure period, if any, a Majority in Interest may, on behalf of all of the Noteholders, instruct the Collateral Agent to provide to the Company notice to cure such default and/or declare the unpaid principal amount of the Notes to be due and payable, together with any and all accrued interest thereon and all costs payable pursuant to such Notes;

(ii) Enforcement. Upon the occurrence of any Event of Default after the applicable cure period, if any, a Majority in Interest may instruct the Collateral Agent to proceed to protect, exercise and enforce, on behalf of all of the Noteholders, their rights and remedies under the Security Agreement against the Company, and such other rights and remedies as are provided by law or equity; and

(iii) Waiver of Past Defaults. A Majority in Interest may instruct the Collateral Agent to waive any Event of Default by written notice to the Company, and the other Noteholders, but not waive damages or default interest accrued until the effective date of such waiver.

(b) Permitted Subordination. A Majority in Interest may instruct the Collateral Agent to agree to subordinate any Collateral to any claim and may enter into any agreement with the Company to evidence such subordination; provided, however, that subsequent to any such subordination, each Note shall remain pari passu with the other Notes held by the Noteholders.

(c) Further Actions. A Majority in Interest may instruct the Collateral Agent to take any action that it may take under this Agreement by instructing the Collateral Agent in writing to take such action on behalf of all of the Noteholders.

(d) Majority in Interest. For so long as any obligations remain outstanding on the Notes, “Majority in Interest” for the purposes of this Agreement shall mean the Noteholders who hold more than fifty percent (50%) of the aggregate outstanding principal amount of the Notes at the time that a particular event occurs.

4. Power of Attorney.

(a) To effectuate the terms and provisions hereof, the Noteholders hereby appoint the Collateral Agent as their attorney-in-fact (and the Collateral Agent hereby accepts such appointment) for the purpose of carrying out the provisions of this Agreement including, without limitation, taking any action on behalf of, or at the instruction of, the Majority in Interest at the written direction of the Majority in Interest and executing any consent authorized pursuant to this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable (and lawful) to accomplish the purposes hereof.

(b) All acts done under the foregoing authorization are hereby ratified and approved and neither the Collateral Agent nor any designee nor agent thereof shall be liable for any acts of commission or omission, for any error of judgment, for any mistake of fact or law except for acts of gross negligence or willful or wanton misconduct.

(c) This power of attorney, being coupled with an interest, is irrevocable while the Security Agreement remains in effect.

5. Expenses of the Collateral Agent. The Noteholders shall pay any and all reasonable costs and expenses incurred by the Collateral Agent, including, without limitation, reasonable costs and expenses relating to all waivers, releases, discharges, satisfactions, modifications and amendments of this Agreement, the administration and holding of the Collateral, insurance expenses, and the enforcement, protection and adjudication of the parties' rights hereunder by the Collateral Agent, including, without limitation, the reasonable disbursements, expenses and fees of the attorneys the Collateral Agent may retain, if any, in proportion to their holdings of the Notes.

6. Reliance on Documents and Experts. The Collateral Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, statement, paper, document, writing or communication (which may be by telegram, cable, telex, telecopier, email, or telephone) reasonably believed by it to be genuine and to have been signed, sent or made by the proper person or persons, and upon opinions and advice of its own legal counsel, independent public accountants and other experts selected by the Collateral Agent.

7. Duties of the Collateral Agent; Standard of Care.

(a) The Collateral Agent's duties are those expressly set forth in this Agreement and the Security Agreement, and the Collateral Agent hereby is authorized to perform those duties in accordance with commercially reasonable practices. The Collateral Agent may exercise or otherwise enforce any of its rights, powers, privileges, remedies and interests under this Agreement, the Security Agreement and applicable law or perform any of its duties under this Agreement and the Security Agreement by or through its attorneys, advisors or agents.

(b) The Collateral Agent shall act in good faith and with that degree of care that an ordinarily prudent person in a like position would use under similar circumstances.

(c) Any funds held by the Collateral Agent hereunder need not be segregated from other funds except to the extent required by law. The Collateral Agent shall be under no liability for interest on any funds received by it hereunder.

8. Resignation. The Collateral Agent may resign and be discharged of its duties hereunder at any time by giving written notice of such resignation to the other parties hereto, stating the date such resignation is to take effect. Within thirty (30) days of the giving of such notice, a successor collateral agent shall be appointed by the Majority in Interest; provided, however, that if the Noteholders are unable to agree upon a successor within such time period, and notify the Collateral Agent during such period of the inability of the Noteholders to appoint a successor collateral agent, the successor collateral agent may be a person designated by the Collateral Agent, and any and all fees of such successor collateral agent shall be the joint and several obligation of the Noteholders. The Collateral Agent shall continue to serve until the effective date of the resignation or until his successor accepts the appointment and receives the Collateral held by the Collateral Agent but shall not be obligated to take any action hereunder during such period.

9. Exculpation. The Collateral Agent and his attorneys, advisors and agents, shall not incur any liability whatsoever for the holding or delivering documents or for taking any other action in accordance with the terms and provisions of this Agreement, for any mistake or error in judgment, for compliance with any applicable law or any attachment, order or other directive of any court or other authority (irrespective of any conflicting term or provision of this Agreement), or for any act or omission of any other person engaged by the Collateral Agent in connection with this Agreement, unless occasioned by the exculpated person’s own gross negligence or willful or wanton misconduct; and each party hereto hereby waives any and all claims and actions whatsoever against the Collateral Agent and its officers, employees, attorneys and agents, arising out of or related directly or indirectly to any or all of the foregoing acts, omissions and circumstances.

10. Indemnification. The Noteholders hereby agree to indemnify, reimburse and hold harmless the Collateral Agent and his attorneys, advisors and agents, in proportion to their holdings of the Notes, from and against any and all claims, liabilities, losses and expenses that may be imposed upon, incurred by, or asserted against any of them, arising out of or related directly or indirectly to this Agreement or the Collateral, except such as are occasioned by the indemnified person’s own gross negligence or willful or wanton misconduct.

11. Notices. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including telex, telecopy and telegraphic communication) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service (including overnight courier such as Fed Ex), telecommunicated, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to the parties as specified below:

As to the Collateral Agent:	David A. Loppert
100 N.E. 3rd Avenue, Suite 200
Fort Lauderdale, Florida 33301
Fax: (954) 525-4245

As to the Noteholders, to the address provided on the counterpart signature page executed by each Noteholder, or to such other address as any party may designate by notice complying with the terms of this Section 11.

Each such notice shall be deemed delivered: (a) on the date delivered if by personal delivery; (b) on the date of confirmed transmission if by telex, telecopy or other telegraphic communication; and (c) on the date upon which the return receipt is signed or delivery is refused or the notice if designated by the postal authorities as not deliverable, as the case may be, if mailed.

12. Waivers. No act, omission or delay by the Collateral Agent shall constitute a waiver of the Collateral Agent's rights and remedies hereunder or otherwise. No single or partial waiver by the Collateral Agent of any default hereunder or right or remedy that it may have shall operate as a waiver of any other default, right or remedy or of the same default, right or remedy on a future occasion.

13. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. The Collateral Agent and the Noteholders hereby irrevocably consent to the jurisdiction of the United States District Court for the Southern District of Florida and any Florida state court sitting in Palm Beach County, Florida in any action or proceeding arising out of or relating to this Agreement, and hereby irrevocably agree that all claims and disputes arising out of or relating to this Agreement may be heard and determined in such state court or, to the extent permitted by law, in such federal court. The Collateral Agent and the Noteholders hereby irrevocably waive, and hereby acknowledge that they are estopped from raising, the claims or defenses of lack of personal jurisdiction, improper venue or inconvenient forum to the maintenance of any such action or proceeding.

14. WAIVER OF JURY TRIAL. THE COLLATERAL AGENT AND THE NOTEHOLDERS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER THE COLLATERAL AGENT OR THE NOTEHOLDERS.

15. Successors and Assigns. Whenever in this Agreement reference is made to any party, such reference shall be deemed to include the successors, assigns, heirs and legal representatives of such party. No party hereto may transfer any rights under this Agreement, unless the transferee agrees to be bound by, and comply with all of the terms and provisions of this Agreement, as if an original signatory hereto on the date hereof.

16. Severability. If any provision hereof is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect in such jurisdiction.

17. Enumeration and Headings. The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

18. Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, relating to said subject matter.

19. Amendment. This Agreement may not be amended or modified in any manner except by a written agreement executed by the Collateral Agent and the Majority in Interest.

20. Joinder. Additional parties who acquire Notes may be added to this Agreement by execution and delivery of a counterpart signature page by such new party and the Collateral Agent. The execution and delivery of such signature page and the revision of Schedule A in connection therewith shall not constitute an amendment or waiver under this Agreement. Such parties will constitute Noteholders under this Agreement.

21. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement. This Agreement may be executed by facsimile or other electronic signatures.

[Signatures on Next Page]

IN WITNESS WHEREOF, this Collateral Agent Agreement has been executed by the parties hereto all as of the day and year first above written.

COLLATERAL AGENT:

/s/ David A. Loppert
David A. Loppert

NOTEHOLDERS:

[See attached Counterpart Signature Pages]

COUNTERPART SIGNATURE PAGE

TO COLLATERAL AGENT AGREEMENT

by and among

David A. Loppert, as collateral agent,

and

the Noteholders who execute this

Counterpart Signature Page

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By execution of this Counterpart Signature Page, the undersigned hereby agrees to become a party to the Collateral Agent Agreement, and the undersigned shall be a “Noteholder” under the Collateral Agent Agreement.

[Individuals]	[Entities]

Signature	Name of Entity

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